EXHIBIT 10.17
CLASS A COMMON STOCK ISSUANCE AGREEMENT
     This Class A Common Stock Issuance Agreement (the “Agreement”) is entered into as of May 27, 2010 (the “Effective Date”) by and between WAL-MART STORES, INC., a Delaware corporation (“Recipient”), and GREEN DOT CORPORATION, a Delaware corporation (the “Company”).
     WHEREAS, the Recipient and the Company are parties to that certain Prepaid Card Program Agreement dated as of October 20, 2006 by and among the Company, the Recipient, Wal-Mart Stores Texas, L.P., Wal-Mart Louisiana, LLC, Wal-Mart Stores East, Inc., and Wal-Mart Stores East, L.P. and GE Money Bank, as amended (the “Card Agreement”).
     WHEREAS, concurrently with the execution and delivery of this Agreement, the Company, the Recipient, certain affiliates of the Recipient and GE Money Bank are entering into a further amendment to the Card Agreement (the “Card Agreement Amendment”), pursuant to which, among other things, the Recipient agrees to waive certain early termination provisions contained therein and extend the term of the Card Agreement for a period of five years from the date hereof, all as further set forth in the Card Agreement Amendment.
     WHEREAS, in connection with entering into the Card Agreement Amendment, the Company desires to issue to the Recipient, and the Recipient desires to acquire from the Company, an aggregate of two million two hundred eight thousand five hundred fifty-two (2,208,552) shares of Class A Common Stock, par value $0.001 per share (the “Class A Common Stock”), upon the terms and conditions set forth in this Agreement;
     NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is acknowledged, the parties hereto agree as follows:
     1. ISSUANCE OF STOCK. Subject to the terms and conditions hereof, on the Effective Date, the Company hereby issues to the Recipient, and the Recipient hereby acquires from the Company, an aggregate of two million two hundred eight thousand five hundred fifty-two (2,208,552) shares of Class A Common Stock in partial consideration of the Recipient’s entry into the Card Agreement Amendment on the date hereof. As used in this Agreement, the term “Shares” refers to the Shares issued under this Agreement and includes all securities received (x) in replacement of the Shares, (y) as a result of stock combinations, stock splits, stock dividends, recapitalizations or other similar transactions (each, a “Recapitalization Event”), and (z) in replacement of the Shares in a merger, recapitalization, reorganization or similar corporate transaction.
     2. DELIVERY.
          2.1. Recipient hereby delivers to the Company: (a) a duly executed copy of the Card Agreement Amendment; (b) a duly executed copy of this Agreement; (c) a lock-up agreement in the form of Exhibit 1 attached hereto (the “Lock-up Agreement”); (d) a duly executed copy of the signature page to that certain Ninth Amended and Restated Registration Rights Agreement, dated as of the Effective Date, among the Company and the “Holders” (as defined in Schedule 1 thereto); (e) a duly executed Irrevocable Limited Power of Attorney in the form of Exhibit 2 attached hereto; and (f) a duly executed copy of the signature page to that certain Voting Agreement, dated as of the Effective Date, between the Company and Recipient. After its receipt of the documents to be executed and delivered by Recipient to the Company under this Section 2.1, entries for the Recipient representing uncertificated Shares in the name of the Recipient, registered in Recipient’s name, shall be made by the Company’s stock transfer agent, if any, in the Company’s direct registration system for stock issuance and transfer, with appropriate notation made in such system of the restrictions on transfer and accompanying legends set forth in Sections 4.7 and 5.1(d), as applicable (collectively, the “Restrictions”), or if the Company transfers its own securities, by the Company in its own records, with appropriate notations to the same effect in its own records. As soon as practicable following the lapse or removal of any Restriction(s) with respect to any Shares, the Company’s stock transfer agent, if any, shall be instructed by the Company to indicate in the Company’s direct registration system that the applicable Restriction(s) on such Shares has lapsed or has been removed or if the Company transfers its own securities, it shall make appropriate notations to the same effect in its own records. Following the earlier of (i) the IPO Date (as defined below) and (ii) the date that the Company no longer serves as its own transfer agent, the Company shall take all actions reasonably requested by the Recipient to facilitate the transfer of Vested Shares (as defined below) into an account or accounts designated by the Recipient, it being acknowledged and agreed that, in connection with any such transfer, the Company may require an opinion of counsel of the Recipient pursuant to Section 4.8 and the Recipient will only transfer Vested Shares into “street name” if it arranges for the Company to receive from the broker or transfer agent, as the case may be, a copy of all account statements on the account in which such shares are held, provided that such account statements are provided at least on a quarterly basis, or such more frequent basis as is the ordinary course for the broker or transfer agent. Following the date of any such transfer into “street name,” the Recipient shall ensure that the Company promptly receives copies of all account statements at least on a quarterly basis (or such more frequent basis as is the ordinary course for the broker or transfer agent) for any and all accounts in which such shares are held, including any account or accounts into which such shares are subsequently transferred.
          2.2. Within a reasonable time after the issuance of the Shares, the Company shall send to the Recipient a written notice (the “Ownership Statement”) containing the information required by Section 151(f) of the Delaware General Corporation Law in respect of uncertificated shares of capital stock, setting forth, among other things, the number of Shares issued pursuant to the Agreement and the legends set forth in Sections 4.7 and 5.1(d), as applicable.
     3. REPRESENTATIONS AND WARRANTIES REGARDING THE COMPANY. The Company hereby represents and warrants to the Purchaser, as of the Effective Date, as follows:
          3.1. Organization, Corporate Power. The Company is duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to enter into this Agreement and to perform its obligations hereunder.
          3.2. Authorization. All corporate action on the part of the Company necessary for the authorization, execution and delivery of, and the performance of all obligations of the

Company under this Agreement, and necessary for the consummation of the transactions contemplated hereby has been taken. The execution, delivery and performance by the Company of this Agreement and the consummation of the transactions contemplated hereby will not conflict with or constitute or result in, with or without the passage of time or the giving of notice or both, a violation, breach or default by the Company of (i) any statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency or court to which the Company is subject or (ii) the Ninth Amended and Restated Certificate of Incorporation of the Company, as amended (the “Certificate”), as in effect on the date of this Agreement or bylaws of the Company. This Agreement, when executed, shall constitute the valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to applicable bankruptcy, insolvency, moratorium, reorganization and similar laws affecting creditors’ rights generally and to general equitable principles.
          3.3. Valid Issuance of Stock. The Shares are duly and validly issued, fully paid and non assessable and free of all liens, claims and encumbrances (other than any such matters created or imposed by or through the Recipient). No further approval or authority of the stockholders or the directors of the Company or of any governmental authority or agency or any other person is or will be required for the issuance and sale of the Shares as contemplated by this Agreement.
          3.4. Capital Structure.
               (a) The authorized capital stock of the Company, after giving effect to the issuance of the Shares pursuant this Agreement, consists of:
                    (i) 25,553,267 shares of Preferred Stock, par value $0.001 per share (the “Preferred Stock”), (i) 6,519,575 shares of which have been designated Series A Preferred Stock, 6,404,454 of which are issued and outstanding, (ii) 3,197,667 shares of which have been designated Series B Preferred Stock, 3,176,719 of which are issued and outstanding; (iii) 10,113,638 shares of which have been designated Series C Preferred Stock, 9,938,812 of which are issued and outstanding; (iv) 4,540,569 shares of which have been designated Series C-1 Preferred Stock, 4,239,718 of which are issued and outstanding and 283,786 of which are reserved for issuance under currently outstanding warrants; and (v) 1,181,818 shares of which have been designated Series C-2 Preferred Stock, all of which are issued and outstanding.
                    (ii) 75,000,000 shares of Class B Common Stock, par value $0.001 per share (the “Class B Common Stock”), 13,010,609 shares of which are issued and outstanding, 24,941,521 shares of which are reserved for issuance upon conversion of shares of Preferred Stock, 6,032,535 of which are reserved for issuance (but not yet issued and outstanding) under the 2001 Stock Plan and 4,567,242 of which are reserved for issuance under currently outstanding warrants to purchase Common Stock or convertible Preferred Stock.
                    (iii) 75,000,000 shares of Class A Common Stock, 2,208,552 shares of which are issued and outstanding and 48,551,907 shares of which are reserved for issuance upon the conversion of shares of Class B Common Stock issued or reserved for issuance as described in Section 3.4(a)(ii).

               (b) Except for (i) options to purchase 5,704,345 shares of Class B Common Stock which have been granted under the Company’s 2001 Stock Option Plan, (ii) warrants to purchase 283,786 shares of Series C-1 Preferred Stock, (iii) warrants to purchase 4,283,456 shares of Class B Common Stock and (iv) the conversion rights of the holders of Preferred Stock and Class B Common Stock, there are no outstanding warrants, options, pre-emptive rights or other rights to purchase or acquire, or any agreements providing for the issuance or sale of (contingent or otherwise), or any commitments or claims of any character relating to any of the Company’s capital stock or any shares of stock or securities convertible into or exchangeable for any such capital stock. Each share of Preferred Stock is convertible into one share of Class B Common Stock. Each share of Class B Common Stock is convertible into Class A Common Stock. The rights of the Class A Common Stock are identical to the rights of the Class B Common Stock in all material respects, except with respect to voting and conversion.
          3.5. Approvals; Compliance With Certificate of Incorporation and Bylaws. The Company is not in violation of the Certificate or its bylaws. The execution, delivery and performance of this Agreement and the transactions contemplated hereby will not conflict with or constitute a breach or violation of the Certificate or the Company’s bylaws or of any agreement or other instrument to which the Company is a party.
          3.6. Registration Statement; Financial Statements. The Company has filed with the Securities and Exchange Commission a registration statement on Form S-1 dated February 26, 2010, an Amendment No. 1 to such registration statement dated March 11, 2010 and an Amendment No. 2 to such registration statement dated April 26, 2010 (such registration statement, as so amended, the “Registration Statement”). The Registration Statement, including any financial statements or schedules included therein, did not when filed and does not at the Effective Date contain any untrue statement of a material fact or omit to state a material fact required to be stated or incorporated by reference therein or necessary in order to make the statements therein not misleading in light of the circumstances under which they were made. The audited consolidated financial statements of the Company included in the Registration Statement (the “Financial Statements”) fairly present in all material respects, in conformity with United States generally accepted accounting principles applied on a consistent basis (except as may be indicated in the notes thereto), the consolidated financial position of the Company and its consolidated subsidiary as of the dates thereof and their consolidated results of operations and changes in financial position for the periods then ended.
          3.7. Brokers or Finders. The Company has not incurred, and will not incur, directly or indirectly, as a result of any action taken by the Company, any liability for brokerage or finders’ fees or agents’ commissions or any similar charges in connection with this Agreement.
     4. REPRESENTATIONS AND WARRANTIES OF RECIPIENT. The Recipient represents and warrants to the Company, as of the Effective Date, as follows:
          4.1. Organization, Corporate Power. The Recipient is duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to enter into this Agreement and to perform its obligations hereunder.

          4.2. Authorization. All corporate action on the part of the Recipient necessary for the authorization, execution and delivery of, and the performance of all obligations of the Recipient under, this Agreement, and necessary for the consummation of the transactions contemplated hereby has been taken. The execution, delivery and performance by the Recipient of this Agreement and the consummation of the transactions contemplated hereby will not conflict with or constitute or result in, with or without the passage of time or the giving of notice or both, either a violation, breach or default by the Recipient of (i) any statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency or court to which the Recipient is subject or (ii) the certificate of incorporation or bylaws of the Recipient. This Agreement constitutes (assuming due authorization, execution and delivery by the Company) a valid and binding obligation of the Recipient enforceable against the Recipient in accordance with its terms, subject to applicable bankruptcy, insolvency, moratorium, reorganization and similar laws affecting creditors’ rights generally and to general equitable principles.
          4.3. Investigation; Economic Risk. The Recipient acknowledges that it has had ample opportunity to discuss the business and affairs of the Company and its subsidiary with its officers. The Recipient further acknowledges having had access to information about the Company that it has requested. The Recipient acknowledges that it has knowledge and experience in financial and business matters such that it is capable of evaluating the risks of the transactions contemplated by this Agreement, including the tax consequences of investment in the Shares, and has the ability to bear the economic risks of holding the Shares for an indefinite period.
          4.4. Purchase for Own Account. The Shares will be acquired by the Recipient for its own account, not as a nominee or agent, for investment purposes only and not with a view to or for sale in connection with a distribution of any part thereof within the meaning of the Securities Act of 1933, as amended (the “Act”).
          4.5. Exempt from Registration; Restricted Securities. The Recipient understands that the Shares will not be registered under the Act by reason of a specific exemption from the registration provisions of the Act which depends upon, among other things, the accuracy of the Recipient’s representations set forth in this Agreement. The Recipient understands that the Shares being purchased hereunder are restricted securities within the meaning of Rule 144 under the Act; and that the Shares are not registered and must be held indefinitely unless they are subsequently registered or an exemption from such registration is available.
          4.6. Accredited Investor. The Recipient is a “qualified institutional buyer” as defined in Rule 144A under the Act.
          4.7. Restrictive Legends. The Recipient understands that the book entries evidencing the Shares and any other securities issued in respect of the any of the foregoing upon any Recapitalization Event and the Ownership Statement shall be noted by the stock transfer agent with a legend substantially in the following form:
THE SECURITIES EVIDENCED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR

UNDER THE SECURITIES LAWS OF ANY STATES. THESE SECURITIES ARE SUBJECT TO RESTRICTIONS ON TRANSFERABILITY AND RESALE AND NEITHER THE SECURITIES NOR ANY INTEREST THEREIN MAY BE OFFERED, SOLD, TRANSFERRED, PLEDGED OR OTHERWISE DISPOSED OF EXCEPT AS PERMITTED UNDER THE ACT AND THE APPLICABLE STATE SECURITIES LAWS, PURSUANT TO AN EFFECTIVE REGISTRATION OR AN EXEMPTION FROM REGISTRATION WHICH, IN THE OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE COMPANY, IS AVAILABLE. INVESTORS SHOULD BE AWARE THAT THEY MAY BE REQUIRED TO BEAR THE FINANCIAL RISKS OF THIS INVESTMENT FOR AN INDEFINITE PERIOD OF TIME.
          4.8. Removal of Restrictive Legend. The legend set forth above shall be removed by the Company upon delivery to the Company of an opinion by counsel, reasonably satisfactory to the Company, that a registration statement under the Act is at that time in effect with respect to the legended security or that such security can be freely transferred in a public sale without such a registration statement being in effect.
     5. VESTING AND RESALE CONDITIONS.
          5.1. Company’s Repurchase Option for Unvested Shares. The Company, or its assignee, shall have the option to repurchase all or a portion of the Recipient’s Unvested Shares (as defined in Section 5.1(a) below) on the terms and conditions set forth in this Section (the “Repurchase Option”) if the Company and the Recipient are no longer Engaged (as defined below).
               (a) Shares that are vested pursuant to the schedule set forth in this Section 5.1(a) are “Vested Shares.” Shares that are not vested pursuant to the schedule set forth in this Section 5.1(a) are “Unvested Shares.” Unvested Shares may not be sold or otherwise transferred by Recipient without the Company’s prior written consent. On the Effective Date, all of the Shares will be Unvested Shares. If the Company and the Recipient are continuously Engaged at all times from the Effective Date through June 1, 2010 (the “First Vesting Date”), then on the First Vesting Date thirty-six thousand eight hundred ten (36,810) of the Shares (as adjusted for any Recapitalization Event) will become Vested Shares; and thereafter, for so long (and only for so long) as the Company and the Recipient are continuously Engaged at all times after the First Vesting Date, an additional thirty-six thousand eight hundred ten (36,810) of the Shares (as adjusted for any Recapitalization Event) will become Vested Shares on each monthly anniversary of the Effective Date, except for the last month in such vesting period, at the end of which last month the balance of Unvested Shares shall become fully Vested Shares. No Shares will become Vested Shares after the Termination Date. For purposes of this Agreement, (i) the term “Engaged” means the Card Agreement, as amended by the Card Agreement Amendment, as the same may be further amended from time to time (as so amended, the “Amended Card Agreement”) has not been terminated other than as a result of the exercise of a termination right thereunder arising from the Company’s knowing, intentional and material breach of the Amended Card Agreement and (ii) the term “Termination Date” means the “Agreement Termination Date” as defined under the Amended Card Agreement. For the avoidance of doubt, in the event that the Amended Card Agreement is terminated other than as a result of the exercise of a termination right thereunder arising from the Company’s knowing, intentional and material breach of the Amended Card Agreement, the Company and the Recipient shall be deemed to be

“Engaged” through and including the Termination Date. With respect to any decision (a “Decision”) by the Company to take or (fail to take) any action in the Amended Card Agreement that would give rise to the right of any other party thereto to terminate the Amended Card Agreement (a “Termination”), the Company agrees (i) not to consider in any respect in connection with any such Decision the impact of a potential Termination on this Section 5.1(a) and (ii) any such Decision will only be made in good faith and based exclusively on facts, circumstances and information other than the impact of a potential Termination on this Section 5.1(a). In the event that the Company breaches the immediately preceding sentence and the Amended Card Agreement is terminated, the Company and the Recipient will be deemed to be continuously Engaged for purposes of this Section 5.1(a) notwithstanding such termination. Notwithstanding anything else in this Section, if the Amended Card Agreement is terminated by Bank (as defined therein), or by Company or Recipient due to Bank breach, Company and Recipient shall use good faith efforts to designate a Replacement Bank (as defined under the Amended Card Agreement) and if Company and Recipient continue the Program with the Replacement Bank under the existing terms of the Amended Card Agreement, for purposes of this Agreement, the Company and Recipient shall continue to be deemed “Engaged” during the period the parties are seeking to designate a Replacement Bank and while the Program (or replacement program) is continuing with such Replacement Bank.
               (b) At any time within one hundred eighty (180) days after the Termination Date, the Company, or its assignee(s), may elect to repurchase any or all of the Recipient’s Unvested Shares at purchase price equal to one cent ($0.01) per Unvested Share (as adjusted for any Recapitalization Event) (the “Repurchase Price”) by giving the Recipient written notice of exercise of the Repurchase Option.
               (c) Payment of the Repurchase Price for the Unvested Shares will be payable, at the option of the Company and/or its assignee(s) (as applicable) by check or by wire transfer. The Repurchase Price will be paid without interest within sixty (60) days after exercise of the Repurchase Option.
               (d) The Recipient understands that the book entry evidencing the Unvested Shares and the Ownership Statement shall be noted by the stock transfer agent with a legend substantially in the following form:
THE SHARES EVIDENCED HEREBY ARE SUBJECT TO CERTAIN RESTRICTIONS ON PUBLIC RESALE AND TRANSFER, INCLUDING THE RIGHT OF REPURCHASE HELD BY THE ISSUER, AS SET FORTH IN A CLASS A COMMON STOCK ISSUANCE AGREEMENT BETWEEN THE ISSUER AND THE ORIGINAL REGISTERED OWNER OF THESE SHARES, A COPY OF WHICH MAY BE OBTAINED AT THE PRINCIPAL OFFICE OF THE ISSUER. SUCH RESTRICTIONS ARE BINDING ON TRANSFEREES OF THESE SHARES.
               (e) The legend set forth in Section 5.1(d) above shall be promptly removed by the Company with respect to Unvested Shares that become Vested Shares.

          5.2. Volume Limitations.
               (a) The Recipient hereby agrees that at all times during the period commencing with the execution and delivery of this Agreement until December 24, 2012, subject to Section 5.2(b), the Recipient shall not cause or permit any Transfer (as defined below) of any of the Shares to be effected, or discuss, negotiate or make any offer regarding any Transfer of any of the Shares. For purposes of this Agreement, Recipient shall be deemed to have effected a “Transfer” of a Share if such person directly or indirectly (i) sells, pledges, encumbers, grants an option with respect to, transfers or otherwise disposes of such security or any interest therein, or (ii) enters into an agreement or commitment providing for the sale of, pledge of, encumbrance of, grant of an option with respect to, transfer of or disposition of such security or any interest therein.
               (b) Section 5.2(a) shall not apply to the Recipient’s Transfer of: (i) up to a total of two hundred eighty-six thousand (286,000) Vested Shares (as adjusted (x) pursuant to the last sentence of this Section 5.2(b) and (y) for any Recapitalization Event) in each consecutive six-month period beginning on the first day following the end of the Lock-Up Restriction Period (as defined below) (each, a “Semi-Annual Allowance”); or (ii) any Vested Shares to another corporation, partnership or other business entity that is a controlled or managed affiliate of the Recipient, provided that, in the case of clause (ii), it shall be a condition of transfer or distribution that (A) there shall be no disposition for value, and (B) each transferee or distributee agrees to assume the obligations of the Recipient hereunder with respect to any Vested Shares so transferred. Notwithstanding the foregoing, the Recipient shall be permitted to Transfer any amount of Vested Shares in excess of the Semi-Annual Allowance (“Excess Shares”) in any corresponding six-month period defined pursuant to clause (i) above (each, an “Allowance Period”), so long as the Recipient pays the Company twenty-five dollars ($25.00) per Excess Share (each as adjusted for any Recapitalization Event) within five (5) business days following the Transfer thereof. Notwithstanding the foregoing, in the event that the last day of the Lock-up Restriction Period (the “Lock-Up End Date”) is later than the later of (1) December 24, 2010 and (2) the last day to which the restrictions imposed by the Lock-up Agreement are extended pursuant to the sixth paragraph of the Lock-up Agreement, if such extension occurs with respect to a Lock-up Period (as defined in the Lock-up Agreement) that would have otherwise expired on or before December 25, 2010 (such date that is the later of (1) and (2) being referred to herein as the “Final Date”), then each Semi-Annual Allowance shall be increased by a number of shares equal to (x) the product of (1) 47,667 multiplied by (2) the number of months (with a partial month being rounded up to the nearest whole month) by which the Lock-Up End Date is later than the Final Date, divided by (y) the number of Allowance Periods (including a partial Allowance Period) remaining before (and including) December 24, 2012. For purposes of this Agreement, the term “Lock-up Restriction Period” means the period beginning on the Effective Date and ending on the later of the first day following the later of (1) the end of the Lock-up Period (as defined in the Lock-up Agreement) and (2) the last day to which the restrictions imposed by the Lock-up Agreement are extended pursuant to the sixth paragraph of the Lock-up Agreement. In the event that the Lock-up Agreement terminates pursuant to the last paragraph thereof and an alternative lock-up agreement is entered into between the Recipient and the Company’s underwriters, the parties agree to revise this Section 5.2(b) in good faith to implement a mechanism similar to that set forth above to adjust the Semi-Annual Allowance as necessary to preserve the intent of this provision, taken together with the Lock-up Agreement.

          5.3. Stop-Transfer Instructions; Refusal to Transfer.
               (a) Recipient agrees that, to ensure compliance with the restrictions imposed by this Agreement, the Company may issue appropriate “stop-transfer” instructions to its stock transfer agent, if any, or if the Company transfers its own securities, it may make appropriate notations to the same effect in its own records.
               (b) The Company will not be required (i) to transfer on its books any Shares that have been sold or otherwise transferred in violation of any of the provisions of this Agreement or (ii) to treat as owner of such Shares, or to accord the right to vote or pay dividends, to any Recipient or other transferee to whom such Shares have been so transferred.
          5.4. Right to Terminate Card Agreement Unaffected. Nothing in this Agreement shall be construed to limit or otherwise affect in any manner whatsoever the right or power of the Company or the Recipient to terminate the Card Agreement, as amended by the Card Agreement Amendment, or any other relationship between the Recipient and the Company at any time pursuant to the terms thereof.
          5.5. Change of Control. Notwithstanding the generality of the foregoing, upon the consummation of a Prohibited Change of Control (as defined in the Amended Card Agreement) or a Change of Control (as defined below): (i) all of the Shares shall immediately and automatically become Vested Shares for all purposes of this Agreement and (ii) Section 5.2(a) shall no longer be of any force or effect and the Recipient shall be free to effect Transfers of the Shares without limitation (subject to applicable law). For purposes of the foregoing, the term “Change of Control” shall mean: (A) a merger, share exchange, business combination or similar extraordinary transaction as a result of which the persons possessing, immediately prior to the consummation of such transaction, beneficial ownership of the voting securities of the Company entitled to vote generally in elections of directors of the Company, would cease to possess, immediately after consummation of such transaction, beneficial ownership of voting securities entitling them to exercise more than 50% of the total voting power of all outstanding securities entitled to vote generally in elections of directors of the Company (or, if not the Company, the surviving person resulting from such transaction) or (B) a sale of all or substantially all of the assets of the Company and its subsidiaries (determined on a consolidated basis).
     6. COMPLIANCE WITH LAWS AND REGULATIONS. The issuance and transfer of the Shares will be subject to and conditioned upon compliance by the Company and Recipient with all applicable state and federal laws and regulations and with all applicable requirements of any stock exchange or automated quotation system on which the Company’s Class A Common Stock may be listed or quoted at the time of such issuance or transfer.
     7. COVENANTS.
          7.1. Registration Rights. The Recipient shall become a party to, and have registration rights as set forth in, the Eighth Amended and Restated Registration Rights Agreement, dated as of March 31, 2010, pursuant to an amendment and restatement of such agreement entered into and effective as of the Effective Date.

          7.2. Further Assurances.
               (a) Prior to the earlier of (i) the completion of a “Qualified Initial Public Offering” (as such term is defined in the Certificate) and (ii) the completion of the “Public Offering” (as defined in the Lock-up Agreement) (such date that is the earlier of (i) and (ii) being referred to herein as the “IPO Date”), without the Recipient’s prior written consent, the Company shall not (A) amend the Certificate in a way that materially, adversely and disproportionately affects the holders of Class A Common Stock as compared with the holders of Class B Common Stock or (B) issue “Additional Shares” (as such term is defined below) at a price per share that is less than the Effective Date FMV (as defined below).
               (b) For purposes of Section 7.2(a), “Additional Shares” shall mean any shares of capital stock of the Corporation and any securities or other rights convertible into or exercisable or exchangeable for any shares of capital stock of the Corporation other than:
                    (i) shares of Class B Common Stock actually issued upon conversion of shares of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series C-1 Preferred Stock or Series C-2 Preferred Stock (but only to the extent that such shares of Preferred Stock are described in Section 3.4 of this Agreement);
                    (ii) shares of Class A Common Stock or Class B Common Stock to an employee, officer or director; or to a consultant as compensation for services rendered or to be rendered to the Corporation, pursuant to stock option, stock purchase or similar incentive plans or arrangements approved by the Board of Directors (or the Compensation Committee thereof) after the Effective Date;
                    (iii) shares of capital stock, Convertible Securities or Options issued to an equipment lessor, bank, financial institution or similar entity, or a landlord or other provider of goods and services, in a transaction approved by the Board of Directors (including the Series C Designee) in connection with commercial credit arrangements, equipment financings or other transactions, primarily for purposes other than equity financing;
                    (iv) shares of Class A Common Stock or Class B Common Stock issued as a dividend or other distribution approved by the Board of Directors (including the Series C Designee) in connection with which an adjustment to the Conversion Price is made pursuant to Section 3(e)(i), (ii) or (iii) of the Certificate;
                    (v) shares of Class A Common Stock or Class B Common Stock issued in the Corporation’s Qualified Initial Public Offering;
                    (vi) shares of capital stock, Convertible Securities or Options issued in a merger or acquisition that is approved by the Board of Directors (including the Series C Designee), other than any merger or acquisition the primary purpose of which is to raise capital or otherwise provide financing for the Corporation;
                    (vii) shares of capital stock issuable upon the exercise of Convertible Securities issued by the Corporation prior to Effective Time (but only to the extent that such Convertible Securities are described in Section 3.4 of this Agreement);

                    (viii) shares of capital stock, Convertible Securities or Options issued in connection with strategic joint ventures or development projects or other strategic transactions, in each case approved by the Board of Directors (including the Series C Designee);
                    (ix) if the holders of a majority of the then outstanding shares, voting as a separate class, of any series of Preferred Stock the Conversion Price of which may be subject to adjustment upon the issuance of Class A Common Stock or Class B Common Stock agree in writing that such shares shall not constitute Additional Shares with respect to such series of Preferred Stock; provided, however, that the consent of holders of Preferred Stock that participate directly or indirectly (including by way of any affiliate of such holders) in the related financing shall not be counted in favor of a determination under this clause (ix) that the shares issued in such financing do not constitute Additional Shares; and
                    (x) shares of Class A Common Stock issued or issuable upon conversion of shares of Class B Common Stock (but only to the extent that such shares of Class A Common Stock are described in Section 3.4 of this Agreement).
All capitalized terms contained in this Section 7.2(b) shall have the meanings ascribed to them in the Certificate (except for the terms “Agreement,” “Certificate,” and “Effective Date” which are defined in this Class A Common Stock Issuance Agreement).
          7.3. Tax Matters.
               (a) The Company understands that Recipient may make the election under Section 83(b) of the Internal Revenue Code (the “Section 83(b) Election”) with respect to some or all of the Shares (the “Section 83(b) Shares”). The Company shall furnish, or cause any transfer agent of the Company to furnish, such documentation reflecting Recipients ownership of Shares, as is reasonably requested by the Recipient in connection with the Section 83(b) Election.
               (b) Recipient and the Company agree that the fair market value (“FMV”) of the Shares on the date hereof is $32.23 per share (the “Effective Date FMV”).
               (c) If no Section 83(b) Election is made, the Recipient and the Company agree to discuss within ten (10) business days following the end of each calendar quarter that occurs prior to the IPO Date the FMV of the Shares that became Vested Shares during such quarter. The Company agrees to obtain quarterly valuations (the “Quarterly Valuations”) of its common stock by a nationally-recognized qualified independent appraiser for purposes of qualifying for the “safe harbor” provisions under Section 409A of the Internal Revenue Code of 1986, as amended. The Company agrees to discuss with Recipient any concerns the Recipient may have with the independent appraiser selected by the Company. After the IPO Date, Recipient and the Company agree that the FMV of the Shares that become Vested Shares will be based on the trading price of the Company stock on the day on which such Shares become Vested Shares. Promptly (and in no event more than 5 days) following execution of this Agreement, the Company will deliver to the Recipient a true, correct and complete copy of the most recent valuation of its common stock, and until the IPO Date, the Company will deliver to the Recipient true, correct and complete copies of the Quarterly Valuations obtained pursuant to this Section 7.3(c).

               (d) Recipient and the Company agree to file all of their respective income tax returns consistently in accordance with the FMV determined under Section 7.3(b) and (c).
          7.4. Bank Holding Company Matters.
               (a) If the Amended Card Agreement is terminated pursuant to Section 15.3(p) thereof (a “Qualified Termination”) then: (i) this Agreement shall terminate as of the date of the notice of the Qualified Termination delivered pursuant to the Amended Card Agreement (the “Put Option Commencement Date”), (ii) Section 5.2(a) shall no longer be of any force or effect and the Recipient shall be free to effect Transfers of the Shares without limitation (subject to applicable law) and (iii) subject to the terms and conditions of this Agreement, the Recipient will have the right (the “Put Option”) to require the Company to repurchase all of the Recipient’s Vested Shares, at a purchase price per Share (as adjusted for any Recapitalization Event) equal to the FMV per Share as of the date the Put Option is exercised, as determined by the Valuation Firm (as defined in Section 7.4(h), below) (the “Payment Amount”), payable in cash by wire transfer of immediately available funds (or, to the extent that the Company does not have sufficient cash on hand or available to it on commercially reasonable terms in order to consummate the repurchase, the Company shall issue the Recipient a promissory note (the “Note”) which is due and payable on the earliest to occur of (x) the twelve (12) month anniversary of the date the Note is issued, (y) the IPO Date and (z) the date Company has sufficient cash on hand or available to it on commercially reasonable terms in order to pay the Note in full (the “Note Maturity Date”), with interest thereon at a rate per annum equal to 2% in excess of the Prime Rate (as defined in Section 7.4(h), below) in effect on the date of the issuance of the Note, and which rate shall adjust on the first day of each calendar quarter to the Prime Rate then in effect). The Company shall use its commercially reasonable efforts to obtain financing in order to repay the Note in full as soon as possible following issuance thereof. In the event of a Qualified Termination, within five (5) business days of the Termination Date, the Company shall also make a cash payment to the Recipient by wire transfer of immediately available funds to an account or accounts designated by the Recipient in an amount equal to (A) the FMV per Share (as of the date the Put Option is exercised as determined above) or, if the Recipient has sold any Shares pursuant to this Section 7.4 after the IPO Date, the average price per share received by the Recipient for such sales of Shares, multiplied by (B) the number of the Unvested Shares that would have become Vested Shares from and after the Put Option Commencement Date and prior to (and including) the Termination Date if this Agreement had not been terminated and the Company and the Recipient were continuously Engaged during such period.
               (b) The Recipient may only exercise the Put Option by delivering a notice to the Company, no later than sixty (60) days following the Put Option Commencement Date (the “Final Exercise Date”), of a completed and executed Put Option Subscription Form in substantially the form attached hereto as Exhibit 3, and the Company shall be required to pay, within sixty (60) days of its receipt of such notice, the Recipient the Payment Amount for each Vested Share repurchased pursuant to the exercise of the Put Option.
               (c) Clause (iii) of Section 7.4(a) shall no longer be of any force or effect and the Company shall not be obligated to repurchase any of the Recipient’s Vested Shares on or after (and the Put Option (if any) shall terminate in full (to the extent not previously exercised) upon) the earliest of (i) the IPO Date, (ii) the transfer of the Vested Shares held by the Recipient other than pursuant to Section 7.4(d) and (iii) the day immediately following the Final Exercise Date.
               (d) The Put Option shall not be transferable by the Recipient, provided that the Put Option may be transferred to another corporation, partnership or other business entity that is a controlled or managed affiliate of the Recipient if and only if (i) it is transferred with the underlying Vested Shares, (ii) there shall be no disposition for value in connection with such transfer, and (iii) each transferee agrees in writing to be subject to the provisions of this Agreement as if the transferee were the “Recipient” hereunder.
               (e) Notwithstanding anything to the contrary contained herein, to the extent that the Company is unable to consummate (for cash or the Note) the repurchase of any portion of the Vested Shares on the date that the Put Option is exercised due to limitations imposed by the California Corporations Code or Delaware General Corporation Law, then the Company shall only use funds (and/or the Note) to the extent legally available to the Company to repurchase the maximum possible number of such Vested Shares from the Recipient. Any Vested Shares not so purchased (the “Remaining Shares”) shall be subject to Section 7.4(f), below.
               (f) The Company shall use its commercially reasonable efforts to assist the Recipient in the offering and sale of the Remaining Shares to one or more third parties, which efforts shall include taking appropriate steps with respect to the marketing of such Remaining Shares, making its management and employees available to participate in marketing and due diligence activities in connection therewith, providing materials in response to reasonable due diligence requests (subject to the execution of a reasonable and customary confidentiality agreement) and preparing a customary information memorandum describing the Company and its business, results and prospects.
               (g) In the event that the Company or the Recipient receives, following the Effective Date, notice from the staff of the Board of Governors of the Federal Reserve System in Washington, DC (the “Staff”) that the Staff would like to initiate discussions with the Company and/or the Recipient with respect to whether the Recipient exercises a controlling influence over the management or policies of the Company (“Control Issue”), the party hereto receiving such notice shall notify the other party hereto within one (1) business day of the receipt of such request and the Recipient and the Company shall each have the right to request meetings with the Staff. The Recipient and the Company shall promptly inform each other of its discussions with the Staff regarding the Control Issue. The Company and the Recipient shall, in good faith, explore commercially reasonable modifications to this Agreement and other commercially reasonable appropriate measures that could alleviate the concerns of the Staff, provided, however, that no party hereto shall be obligated to enter into a modification of this Agreement or take other measures that would adversely affect the economic and business assumptions of such party underlying this Agreement. If either the Company or the Recipient thereafter receives notice from the Staff that it intends to take the Control Issue to the Board of Governors of the Federal Reserve System (the “Board”), then: (i) the party hereto receiving such notice shall notify the other party hereto within one (1) business day of receipt of such notice and (ii) if the Company and the Recipient reasonably determine that if the Amended Card Agreement is not terminated but the Recipient divests the Shares, the Staff would not take the Control Issue to the Board, then: (x) all of the Shares shall immediately and automatically become Vested Shares for all purposes of this Agreement upon delivery of such notice and (y) Sections 7.4(a)(i), (a)(ii), (a)(iii), (b), (c), (d), (e), (f), (h) and (i) shall apply, it being understood and agreed that the Put Option shall not be available to the Recipient under this Section 7.4(g) upon and following the IPO Date or, if earlier, the transfer described in clause (ii) of Section 7.4(c) (the “Exit Trigger”). In the event of a Qualified Termination, then Section 7.4(a) and not this Section 7.4(g) shall apply and, upon such a termination, all of the Recipient’s rights under this Section 7.4(g) shall terminate in full without any further obligation of the Company.
               (h) If, after the Put Option Commencement Date or the occurrence of the Exit Trigger, the Lock-up Agreement (or any future lock-up agreement) prohibits the transfer of Shares by the Recipient, the Company shall use its best efforts to (i) have the underwriters party to such lock-up agreement waive or remove the restrictions on transfer of the Shares (both to third parties and to the Company) imposed by such lock-up agreement as soon as is practicable and (ii) convince the Staff to permit the Recipient to dispose of the Shares once the restrictions on transfer imposed by such lock-up agreement have lapsed; provided, however, the parties acknowledge that achievement of either (i) or (ii) shall satisfy the Company’s obligations under this Section 7.4(h).
               (i) For purposes of the foregoing, the “Prime Rate” on any day shall mean the rate publicly announced on the business day preceding such date by The Wall Street Journal as the prime lending rate for domestic commercial loans, except that, if The Wall Street Journal shall not announce publicly a prime commercial lending (or equivalent) rate on such date, the Prime Rate shall be determined based upon the arithmetic average of the rates of interest publicly announced by three money center banks selected by the Recipient doing business in New York City as their prime commercial lending rates. For purposes of the foregoing, the “Valuation Firm” shall mean a nationally-recognized qualified appraiser that is mutually acceptable to the Company and the Recipient acting reasonably and in good faith; provided, however, that if the Company and the Recipient cannot agree on a firm within ten (10) business days, the Valuation Firm shall be KPMG LLP, or its successor.
     8. MISCELLANEOUS
          8.1. Governing Law. This Agreement shall be governed by and construed in accordance with the General Corporation Law of the State of Delaware as to matters within the scope thereof, and as to all other matters shall be governed and construed in accordance with the internal laws of the State of Delaware without regard to principles of conflicts of laws.
          8.2. Survival. The representations, warranties, covenants and agreements made herein shall survive any investigation made by any party hereto and (other than the agreements contained in Section 4, which shall survive until their expiration) until the first anniversary of the Effective Date.
          8.3. Successors and Assigns; No Third Party Beneficiaries. Except as otherwise expressly provided herein, the provisions hereof shall inure to the benefit of, and be binding upon, the successors, assigns, heirs, executors and administrators of the parties hereto. This Agreement and the rights and obligations therein may not be assigned by the Recipient without the written consent of the Company except to a parent corporation, a subsidiary or affiliate of the Recipient. This Agreement and the rights and obligations therein may not be assigned by the Company without the written consent of the Recipient. Nothing contained in this Agreement, express or implied, is intended to confer any rights, remedies or benefits upon any person or entity, other than the parties hereto or their respective successors and permitted assigns.
          8.4. Entire Agreement. This Agreement constitutes the entire understanding and agreement between the parties with regard to the subject hereof.
          8.5. Notices. All notices, requests, waivers and other communications made pursuant to this Agreement shall be in writing and shall be conclusively deemed to have been duly given (a) when hand delivered to the other party (b) when sent by facsimile if sent during normal business hours of the recipient with confirmation of sending to the fax number set forth below, or if sent outside normal business hours with confirmation of sending, then notice shall be deemed to have been duly given on the next business day; (c) three (3) business days after deposit in the U.S. mail with first class or certified mail receipt requested postage prepaid and addressed to the other party as set forth below; or (d) the next business day after deposit with a national overnight delivery service, postage prepaid, addressed to the other party as set forth below with next-business-day delivery guaranteed, provided that the sending party receives a confirmation of delivery from the delivery service provider.
To the Recipient:

WAL-MART STORES, INC.
702 S.W. Eighth Street
Bentonville, Arkansas 72716
Attn: VP Financial Services
Phone: (479) 204-2123
Fax: (479) 273-8606

To Company:

GREEN DOT CORPORATION
605 East Huntington Drive, Suite 205
Monrovia, CA 91016
Attn: Legal Department
Phone: (626) 739-3942
Fax: (626) 739-2002
     Each person making a communication hereunder by facsimile shall promptly confirm by telephone to the person to whom such communication was addressed each communication made by it by facsimile pursuant hereto but the absence of such confirmation shall not affect the validity of any such communication. A party may change or supplement the addresses given above, or designate additional addresses, for purposes of this Section 8.5 by giving the other party written notice of the new address in the manner set forth above.
          8.6. Amendments and Waivers. Any term of this Agreement may be amended only with the written consent of each party hereto.

          8.7. Delays or Omissions. No delay or omission to exercise any right, power or remedy accruing to any party hereto, upon any breach or default of any other party under this Agreement, shall impair any such right, power or remedy of the non-breaching party nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of any similar breach of default thereafter occurring; nor shall any waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of any party hereto of any breach of default under this Agreement or any waiver on the part of any party hereto of any provisions or conditions of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement, or by law or otherwise afforded to any party hereto shall be cumulative and not alternative.
          8.8. Legal Fees. Each party hereto shall pay its own legal expenses in connection with the transactions contemplated by this Agreement.
          8.9. Finder’s Fees. Each party represents and warrants to the other party hereto that it has retained no finder or broker in connection with the transactions contemplated by this Agreement.
          8.10. Titles and Subtitles. The titles of the sections and subsections of this Agreement are for convenience of reference only and are not to be considered in construing or interpreting this Agreement.
          8.11. Counterparts; Facsimile Signature. This Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one instrument. This Agreement may be executed by facsimile signature.
          8.12. Severability. Should any provision of this Agreement be determined to be illegal or unenforceable, such determination shall not affect the validity or enforceability of any other provisions of this Agreement.
          8.13. Dispute Resolution. The parties agree to negotiate in good faith to resolve any dispute between them regarding this Agreement. If the negotiations do not resolve the dispute to the reasonable satisfaction of all parties, then each party shall nominate one senior officer of the rank of Vice President or higher as its representative. These representatives shall, within thirty (30) days of a written request by any party to call such a meeting, meet in person and shall attempt in good faith to resolve the dispute. If the disputes cannot be resolved by such senior officers in such meeting, the parties agree that they shall, if requested in writing by any party, meet within thirty (30) days after such written notification for one (1) day with a neutral mediator and consider dispute resolution alternatives other than litigation. If an alternative method of dispute resolution is not agreed upon within thirty (30) days after the one (1) day mediation, any party may begin litigation proceedings. This procedure shall be a prerequisite before taking any additional action hereunder. The parties acknowledge that the Company would be irreparably harmed and that there will be no adequate remedy at law for a violation by the Recipient of the last sentence of Section 2.1, and therefore, at the conclusion of the procedures set forth above in this Section 8.13, the Company shall be entitled to seek performance by the Recipient of the last sentence of Section 2.1 by specific performance.

          8.14. Jurisdiction. The parties hereto agree that any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the actions contemplated hereby shall be brought in the United States District Court for the District of Delaware or any Delaware State court sitting in Wilmington, Delaware, so long as one of such courts shall have subject matter jurisdiction over such suit, action or proceeding, and that any cause of action arising out of this Agreement shall be deemed to have arisen from a transaction of business in the State of Delaware, and each of the parties hereby irrevocably consents to the exclusive jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding which is brought in any such court has been brought in an inconvenient forum. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 8.5 shall be deemed effective service of process on such party.
***

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year herein above first written.

WAL-MART STORES, INC.	GREEN DOT CORPORATION
702 S.W. Eighth Street	605 East Huntington Drive, Suite 205
Bentonville, Arkansas 72716	Monrovia, CA 91016

/s/ Jane Thompson	/s/ Steven W. Streit

Signature	Signature

Jane Thompson	Steven W. Streit

Printed Name	Printed Name

Senior Vice President	CEO

Title	Title
SIGNATURE PAGE FOR CLASS A COMMON
STOCK ISSUANCE AGREEMENT

EXHIBIT 1
LOCK-UP AGREEMENT
                    , 2010
J.P. MORGAN SECURITIES INC.,
MORGAN STANLEY & CO. INCORPORATED
As Representatives of
the several Underwriters listed in
Schedule 1 to the Underwriting
Agreement referred to below
c/o J.P. Morgan Securities Inc.
383 Madison Avenue, 39th floor
New York, NY 10179
Re:      Green Dot — Public Offering
Ladies and Gentlemen:
     The undersigned understands that you, as Representatives of the several Underwriters, propose to enter into an Underwriting Agreement (the “Underwriting Agreement”) with Green Dot Corporation, a Delaware corporation (the “Company”), providing for the public offering (the “Public Offering”) by the several Underwriters named in Schedule 1 to the Underwriting Agreement (the “Underwriters”), of shares (the “Securities”) of the Class A Common Stock, par value $0.001 per share, of the Company (the “Common Stock”).
     In consideration of the Underwriters’ agreement to purchase and make the Public Offering of the Securities, and for other good and valuable consideration receipt of which is hereby acknowledged, the undersigned hereby agrees that, without the prior written consent of the Representatives, on behalf of the Underwriters, the undersigned will not, during the period ending 180 days after the date of the final prospectus (the “Prospectus”) relating to the Public Offering (the “Lock-Up Period”), (1) offer, pledge, announce the intention to sell, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, any shares of Common Stock of the Company or any securities convertible into or exercisable or exchangeable for Common Stock (including without limitation, Common Stock or such other securities which may be deemed to be beneficially owned by the undersigned in accordance with the rules and regulations of the United States Securities and Exchange Commission (the “Commission”) and securities which may be issued upon exercise of a stock option or warrant) or (2) enter into any swap or other agreement that transfers, in whole or in part, any of the economic consequences of ownership of the Common Stock or such other securities, whether any such transaction described in clause (1) or (2) above is to be settled by delivery of Common Stock or such other securities, in cash or otherwise.
     The foregoing sentence shall not apply to transactions relating to:
     (a) shares of Common Stock or securities convertible into or exercisable or exchangeable for Common Stock acquired in the Public Offering or in open market transactions after the completion of the Public Offering, provided that no filing with the Commission shall be required or shall be voluntarily made in connection with subsequent sales of Common Stock or such other securities;
     (b) shares of Common Stock sold by the undersigned to the Underwriters pursuant to the Underwriting Agreement;
     (c) transfers of shares of Common Stock or any securities convertible into or exercisable or exchangeable for Common Stock (i) to an immediate family member or a trust formed for the benefit of an immediate family member, (ii) by bona fide gift, will or intestacy, (iii) if the undersigned is a corporation, partnership or other business entity (A) to another corporation, partnership or other business entity that is a controlled or managed affiliate of the undersigned or (B) as part of a disposition, transfer or distribution without consideration by the undersigned to its equity holders or (iv) if the undersigned is a trust, to a trustor or beneficiary of the trust, provided that, in the case of any transfer or distribution pursuant to this clause (c), it shall be a condition of transfer or distribution that (A) there shall be no disposition for value, (B) each transferee, donee or distributee shall sign and deliver a lock-up letter substantially in the form of this letter agreement and (C) no filing with the Commission shall be required or shall be made voluntarily during the Lock-up Period in connection with any such transfer; or
     (d) entering into a written plan meeting the requirements of Rule 10b5-1 under the Securities Exchange Act of 1934; provided that no sales of the Company’s securities shall occur under such plan and no public disclosure of any such action shall be required or shall be voluntarily made by any person during the Lock-up Period; or
     (e) the exercise of options to purchase shares of Common Stock pursuant to employee benefit plans disclosed in the Prospectus, provided that any such shares of Common Stock received upon such exercise shall be subject to the terms of this letter agreement.
     For purposes of this paragraph, “immediate family” means any relationship by blood, marriage, domestic partnership or adoption, no more remote than a first cousin.
     In addition, the undersigned agrees that, without the prior written consent of the Representatives, on behalf of the Underwriters, it will not, during the Lock-Up Period, make any demand for, or exercise any right with respect to, the registration of any shares of Common Stock or any security convertible into or exercisable or exchangeable for Common Stock.
     Notwithstanding the foregoing, if (1) during the last 17 days of the Lock-Up Period, the Company issues an earnings release or material news or a material event relating to the Company occurs; or (2) prior to the expiration of the Lock-Up Period, the Company announces that it will release earnings results during the 16-day period beginning on the last day of the Lock-Up Period, the restrictions imposed by this letter agreement shall continue to apply until the expiration of the 18-day period beginning on the issuance of the earnings release or the occurrence of the material news or material event.
     In furtherance of the foregoing, the Company, and any duly appointed transfer agent for the registration or transfer of the securities described herein, are hereby authorized to decline to make any transfer of securities if such transfer would constitute a violation or breach of this letter agreement.

     The undersigned hereby represents and warrants that the undersigned has full power and authority to enter into this letter agreement. All authority herein conferred or agreed to be conferred and any obligations of the undersigned shall be binding upon the successors, assigns, heirs and personal representatives of the undersigned.
     The undersigned understands that the Underwriters are entering into the Underwriting Agreement and proceeding with the Public Offering in reliance upon this letter agreement.
     Notwithstanding anything to the contrary contained herein, this letter agreement will terminate and the undersigned will be released from all of its obligations hereunder if (i) the closing of the Public Offering shall not have occurred on or before September 30, 2010, (ii) the Company files an application to withdraw, and the Commission consents to the withdrawal of, the registration statement related to the Public Offering, (ii) the Underwriting Agreement is executed but is terminated (other than the provisions thereof which survive termination) prior to payment for and delivery of the Common Stock to be sold thereunder or (iii) the Representatives, on behalf of the Underwriters, advising the Company, or the Company advising the Representatives, in writing, prior to the execution of the Underwriting Agreement, that they have determined not to proceed with the Public Offering.

     This letter agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard to the conflict of laws principles thereof.

Very truly yours, [NAME OF STOCKHOLDER]
By:
Name:
Title:

EXHIBIT 2
IRREVOCABLE LIMITED POWER OF ATTORNEY
     This IRREVOCABLE LIMITED POWER OF ATTORNEY (the “Power of Attorney”) is made as of the ___ day of May, 2010, by Wal-Mart Stores, Inc., a Delaware corporation (“Grantor”).
     WHEREAS, Grantor is a party to that certain Class A Common Stock Issuance Agreement (the “Issuance Agreement”) dated as of May ___, 2010 between Grantor and Green Dot Corporation, a Delaware corporation (“Green Dot”).
     WHEREAS, pursuant to the Issuance Agreement, Green Dot is issuing to Grantor the Shares (as defined in the Issuance Agreement), and effective as of the date hereof, Grantor has, and hereby does, constitute and appoint Green Dot, its successors and assigns, the true and lawful attorney of Grantor as herein set forth.
     NOW, THEREFORE, in order to fully effectuate the terms of the Issuance Agreement, Grantor hereby constitutes and appoints Green Dot, acting through any one of its duly appointed officers, and with full power of substitution, as the true and lawful attorney-in-fact (the “Attorney”) for Grantor to do and perform the following on behalf of Grantor and in Grantor’s name:
     1. To execute and deliver such documents, including stock powers on behalf of the Grantor, as may be reasonably requested by Green Dot’s stock transfer agent, Computershare Trust Company, N.A., or its successors or agents (or in the event that Computershare Trust Company, N.A. does not become Green Dot’s stock transfer agent, Green Dot in its capacity as its own stock transfer agent), in connection with Green Dot’s exercise of the Repurchase Option (as defined in the Issuance Agreement) (the “Repurchase Option”);
     2. To sell “Unvested Shares” (as defined in the Issuance Agreement) (“Unvested Shares”) on behalf of Grantor to Green Dot pursuant to the exercise of the Repurchase Option and to receive the payment for the said shares and to remit it to Grantor; and
     3. To make, sign, execute and deliver any contract, form or document of whatever nature or kind which may be necessary or proper in connection with the sale of Grantor’s Unvested Shares to Green Dot pursuant to the exercise of the Repurchase Option.
     Giving and Granting unto the Grantor’s said Attorney full power and authority to do and perform the foregoing acts for Grantor and in Grantor’s name, place and stead for all intents and purposes as if Grantor were personally present, confirming and affirming all that Grantor’s said Attorney may legally do in the premises.
     The Attorney is hereby empowered to determine, in its sole discretion, the time or times when, purpose for, and manner in which any power herein conferred upon it shall be exercised, and the conditions, provisions, or covenants of any instrument or document which may be executed by it pursuant hereto.

     This Power of Attorney and all authority conferred hereby are granted and conferred subject to an in consideration of the execution and delivery by Green Dot of the Issuance Agreement and the performance of its obligations thereunder, and for the purpose of completing the transactions contemplated therein.
     The foregoing agreements are made for the benefit of, and may be relied upon by Green Dot, its successors and assigns, agents, and representatives.
     This Power of Attorney is executed solely to facilitate the transfer of the Unvested Shares to Green Dot as contemplated by Section 5.1(b) of the Issuance Agreement and no act or undertaking of the Attorney pursuant to this Power of Attorney shall be valid or effective to create or impose any liability or obligation on Grantor or any affiliate of Grantor.
     This Power of Attorney is irrevocable, and Grantor acknowledges and affirms that this Power of Attorney is coupled with an interest.
     Grantor agrees that any third party who receives a copy of this document may act under it. Grantor hereby agrees to indemnify the third party for any claims that arise against the third party because of reliance on this power of attorney.
     This Power of Attorney shall be binding upon the successors and assigns of Grantor and shall automatically terminate and shall be of no further force or effect upon the earlier of (i) the first date that all Unvested Shares have become “Vested Shares” (as defined in the Issuance Agreement) and (ii) the date of settlement of the Company’s exercise of the Repurchase Option.
     IN WITNESS WHEREOF, the undersigned has executed this Power of Attorney as of the date first above written.

WAL-MART STORES, INC.

By:

Name:

Title:

EXHIBIT 3
PUT OPTION SUBSCRIPTION FORM
(To be signed only upon exercise of Put Option)

To:	Green Dot Corporation 605 East Huntington Drive, Suite 205, Monrovia, California 91016 Attention: President
     The undersigned, the holder of the attached Put Option (the “Holder”), hereby irrevocably elects to exercise the right represented by that Put Option to sell to Green Dot Corporation, a Delaware corporation (the “Company”),                      shares of Class A Common Stock of the Company at an aggregate exercise price for such shares as determined pursuant to Section 7.4 of that certain Class A Common Stock Issuance Agreement, dated as of May ___, 2010, by and between Wal-Mart Stores, Inc., a Delaware corporation and the Company.
     Dated:

Name:

Signature:

Address:

Wire Transfer Instructions: